Exhibit 4.61

THIS PLEDGE AGREEMENT (the "Agreement") is made as of the [●], 2019,

BETWEEN:

EHAVE, INC.

(the "Pledgor")

-and-

ZYUS LIFE SCIENCES INC.

(the "Pledgee")

RECITALS:

A.	Pursuant to an asset purchase agreement dated [●], 2019 (the "Purchase Agreement") between the Pledgor, as vendor, and Pledgee, as purchaser, the Pledgor sold certain assets to the Pledgee as more particularly described in the Purchase Agreement.

B.	In consideration for the purchased assets, the Pledgee, among other things, issued 361,011 common shares (the "Shares") in the capital of the Pledgee to the Pledgor.

C.	Pursuant to the Purchase Agreement, the Pledgor is required to pledge to the Pledgee the Shares as security for the indemnity obligations of the Pledgor under the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants set for herein, and for other good and valuable consideration (the receipt and sufficiency are hereby acknowledged by each party hereto)

1.	INTERPRETATION

1.1	Capitalized Terms In this Agreement, except where the context otherwise requires:

(a)	"Collateral" means all present and after-acquired property and assets of the Pledgor of the following kinds:

(i)	the Shares;

(ii)	all books, accounts, invoices, letters, papers, documents, disks and other records in any form, electronic or otherwise, evidencing or relating to the Shares and all other rights and benefits in respect of the Shares;

(iii)	all renewals, substitutions and replacements of the Shares and all increases and additions to the Shares; and

(iv)	all proceeds from the Shares, including property in any form derived directly or indirectly from any dealing with the Shares or proceeds from the Share.

Any reference to "the Collateral" in this Agreement shall be interpreted as referring to "the Collateral or any of it."

(b)	"Event of Default" means the occurrence of (i) a "default," "event of default" or similar circumstance identified in the Purchase Agreement that entitles the Pledgee to enforce any of its rights under the Purchase Agreement, or (ii) the failure of the Pledgor to pay any of the Obligations when due.

(c)	"Obligations" means all liabilities and obligations of the Pledgor to the Pledgee, whether present or future, direct or indirect, absolute or contingent, matured or not, at any time owing or remaining unpaid by the Pledgor to the Pledgee in any currency, under or in connection with the Purchase Agreement, including the indemnity given by the Pledgor to the Pledgee therein, and all interest, fees, commissions and legal and other costs, charges and expenses owing or remaining unpaid by the Pledgor to the Pledgee in any currency.

(d)	"PPSA" means the Personal Property Security Act (Ontario).

1.2	PPSA Definitions In this Agreement, except where the context otherwise requires, the words "account," "certificated security," "control," "instrument," "money," "option," "proceeds," "securities intermediary," "security," "security certificate" and "uncertificated security" shall have the same meanings as their defined meanings where they are defined in the PPSA.

1.3	No Contra Proferentum This Agreement has been negotiated by the Pledgor and the Pledgee with the benefit of legal representation, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.

1.4	Other Interpretation Rules In this Agreement:

(a)	The division into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(b)	Unless otherwise specified or the context otherwise requires, (i) "including" or "includes" means "including (or includes) but is not limited to" and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it, (ii) a reference to any legislation, statutory instrument or regulation or a section of it is a reference to the legislation, statutory instrument, regulation or section as amended, restated and re-enacted from time to time, and (iii) words in the singular include the plural and vice-versa and words in one gender include all genders.

(c)	Unless otherwise specified or the context otherwise requires, any reference in this Agreement to payment of the Obligations includes performance of the Obligations.

2.	GRANT OF SECURITY, ETC.

2.1	Grant of Security As security for payment and performance of the Obligations, the Pledgor mortgages, charges, assigns, transfers and pledges the Collateral to the Pledgee as a fixed and specific mortgage and charge, and grants the Pledgee a security interest in the Collateral.

2.2	Attachment The Pledgor agrees that the Pledgee has given value and that the liens created by this Agreement are intended to attach (a) with respect to Collateral that is now in existence, upon execution of this Agreement, and (b) with respect to Collateral that comes into existence in the future, upon the Pledgor acquiring rights in the Collateral or the power to transfer rights in the Collateral to the Pledgee. In each case, the parties do not intend to postpone the attachment of any lien created by this Agreement.

2.3	Continuing Agreement Subject to section 4.13, the liens created by this Agreement are continuing, to secure a current or running account, and will extend to the ultimate balance of the Obligations, if any, at the relevant time.

2.4	Merger of Pledgor If the Pledgor amalgamates or merges with one or more other entities, the Obligations and the liens created by this Agreement shall continue as to the Obligations and the Collateral, and the term shall extend to the amalgamated or merged entity, all as if the amalgamated or merged entity had executed this Agreement as the Pledgor.

2.5	Limitation Periods To the extent that any limitation period applies to any claim for payment of the Obligations or remedy for enforcement of the Obligations, the Pledgor agrees that:

(a)	any limitation period is expressly excluded and waived entirely if permitted by applicable law;

(b)	if a complete exclusion and waiver of any limitation period is not permitted by applicable law, any limitation period is extended to the maximum length permitted by applicable law;

(c)	any applicable limitation period shall not begin before an express demand for payment of the Obligations is made in writing by the Pledgee to the Pledgor;

(d)	any applicable limitation period shall begin afresh upon any payment or other acknowledgment of the Obligations by the Pledgor; and

(e)	this Agreement is a "business agreement" as defined in the Limitations Act, 2002 (Ontario) if that Act applies.

3.	REPRESENTATIONS OF PLEDGOR

3.1	Representations The Pledgor represents and warrants to the Pledgee as follows, acknowledging that its representations and warranties are material, will be relied upon by the Pledgee (notwithstanding any investigation made by the Pledgee at any time) and shall survive the execution and delivery of this Agreement without any time limitation:

(a)	The Pledgor is the registered and beneficial owner of all of the Shares.

(b)	All of the Pledgor's right, title and interest in, to and under the Collateral may, be freely assigned and transferred to the Pledgee, and the liens created in the Collateral may be dealt with by the Pledgee as provided in this Agreement without obtaining any approval or consent of any person or the filing of any document or the fulfilment of any legal requirement or the taking of any proceeding, other than any approval or consent that may be required from the board of directors or shareholders of the Pledgee pursuant to its constating documents.

(c)	There is no existing agreement, option, right or privilege capable of becoming an agreement or option pursuant to which the Pledgor would be required to sell or otherwise dispose of any of the Collateral.

(d)	The Pledgee is not acting as agent of the Pledgor in any way with respect to the Collateral.

(e)	No person, other than the Pledgee, now has control (for purposes of the PPSA) of any part of the Collateral.

4.	RIGHTS AND OBLIGATIONS OF THE PLEDGOR

4.1	Maintain Collateral The Pledgor shall diligently maintain the Collateral so as to preserve the Collateral and the income from the Collateral and shall comply with all requirements of any governmental authority and all agreements relating to any of the Collateral and all other conditions on which the Collateral is held.

4.2	Restrictions on Liens and Dispositions The Pledgor shall not create, assume, incur or permit the existence of any lien on the Collateral, nor shall the Pledgor sell, lend or otherwise dispose of the Collateral, or permit such a disposition to occur.

4.3	Possession and Control of Collateral The Pledgor shall take whatever steps the Pledgee requires from time to time to enable the Pledgee to obtain control of the Collateral, including (a) delivering any certificated security to the Pledgee with any necessary endorsement, and (b) having the Shares registered in the name of the Pledgee or its nominee.

4.4	Safekeeping The Pledgee shall have no duty with respect to any Collateral delivered to it other than to exercise reasonable care in the safe custody of the Collateral and otherwise in accordance with applicable law.

4.5	Receipts by Pledgor The Pledgor shall hold the certificate representing the Shares in trust for the Pledgee and immediately deliver it to the Pledgee in the form received with any endorsement required by the Pledgee, to be held by the Pledgee as part of the Collateral.

4.6	Other Assurances; Power of Attorney On request by the Pledgee, the Pledgor shall execute, acknowledge and deliver all financing statements, certificates, further assignments, documents, transfers, stock transfer powers, proxies, instruments, security documents, acknowledgments and assurances and do all further acts and things as the Pledgee may consider necessary or desirable to give effect to the intent of this Agreement, or for the collection, disposition, realization or enforcement of the Collateral or the liens created by this Agreement. The Pledgor constitutes and appoints the Pledgee its true and lawful attorney, with full power of substitution, to do any of the foregoing or any other things that the Pledgor has agreed to do in this Agreement, whenever and wherever the Pledgee may consider it to be necessary or desirable, and to use the Pledgor's name in the exercise of the Pledgee's rights under this Agreement. This power of attorney is coupled with an interest and is irrevocable by the Pledgor.

4.7	Restriction on Change of Name The Pledgor shall not change its name without providing the Pledgee with 30 days advance written notice and promptly taking other steps, if any, as the Pledgee requests to ensure that the position of the Pledgee is not adversely affected by the change in name.

4.8	Restriction on Change of Office Location The Pledgor shall not permit its chief executive office to be located out of the province of Ontario without providing the Pledgee with 30 days advance written notice and promptly taking other steps, if any, as the Pledgee requests to ensure that the position of the Pledgee is not adversely affected by the change of location.

4.9	Proceeds Before Default Subject to Section 4.5 above and to the provisions of the Purchase Agreement, until the occurrence of an Event of Default that is continuing, the Pledgor may receive any payments or other proceeds relating to the Collateral.

4.10	Voting Before Default Until the occurrence of an Event of Default that is continuing, the Pledgor may exercise all of the rights and powers of a holder of the Shares, including the right to vote.

4.11	Pledgee May Perform Pledgor's Duties If the Pledgor fails to perform any of its duties under this Agreement, the Pledgee may, but shall not be obligated to, perform any or all of those duties, without waiving any rights to enforce this Agreement. The Pledgor shall pay the Pledgee, immediately on written demand, an amount equal to the costs, fees and expenses incurred by the Pledgee in doing so plus interest from the date the costs, fees and expenses are incurred until paid at the highest rate of interest applicable to the Obligations. The costs, fees, expenses and interest shall be included in the Obligations under this Agreement.

4.12	Pledgee Not Liable for Pledgor's Agreements Nothing in this Agreement shall make the Pledgee liable to observe or perform any term of any agreement to which the Pledgor is a party or by which it or the Collateral is bound, or make the Pledgee a mortgagee in possession. The Pledgor shall indemnify the Pledgee and save it harmless from any claim arising from any such agreement.

4.13	Release of Liens The liens created by this Agreement shall expire on the earlier of (such date, the "Termination Date"): (a) the date on which the Pledgor has indefeasibly paid the Obligations in full in cash, if any, and otherwise performed all of the terms of the Purchase Agreement, and all indemnity obligations of the Pledgor under the Purchase Agreement have expired, and (b) the date that is two years after the date of this Agreement. Forthwith following the Termination Date, the Pledgee shall, at the request and expense of the Pledgor, fully release and discharge the liens created by this Agreement and execute and deliver whatever documents, and take such acts, as may be reasonably required to do so.

5.	RIGHTS AND OBLIGATIONS ON DEFAULT

5.1	Application of Article The provisions of this Article 5 apply on the occurrence of an Event of Default that is continuing.

5.2	Termination of Further Credit and Acceleration of Obligations Upon the Obligations becoming due and payable, the Pledgee may enforce payment of the Obligations and the Pledgee shall have the rights and remedies of a secured party under the PPSA and other applicable law together with those rights and remedies provided by this Agreement or otherwise provided by applicable law.

5.3	Proceeds After Default The Pledgee may hold and/or use the Collateral in the manner and to the extent that the Pledgee may consider appropriate. The Pledgee may take charge of all proceeds of the Collateral and may hold them as additional security for the Obligations. The Pledgee shall not, however, be required to collect any proceeds of the Collateral. The Pledgee may also enforce any rights of the Pledgor in respect of the Collateral by any manner permitted by law.

5.4	Voting After Default The Pledgee may have any Collateral registered in its name or in the name of its nominee and shall be entitled but not required to exercise voting and other rights that the holder of that Collateral may at any time have, but the Pledgee shall not be responsible for any loss occasioned by the exercise of those rights or by failure to exercise them. The Pledgee may also enforce its rights under any agreement with any securities intermediary or issuer of uncertificated securities.

5.5	Notice of Disposition If required to do so by applicable law, the Pledgee shall give the Pledgor written notice of any intended disposition of the Collateral. The Pledgor waives giving of notice to the maximum extent permitted by applicable law.

5.6	Statutory Waivers To the maximum extent permitted by law, the Pledgor waives all of the rights, benefits and protections given by any present or future statute that imposes limits on the rights, remedies or powers of the Pledgee or on the methods of realization of security, including any seize or sue or anti-deficiency statute or any similar provisions of any other statute.

5.7	Disposition and Other Rights of Pledgee The Pledgee may (a) make payments on account of, to discharge, or to obtain an assignment of any lien on the Collateral, whether or not ranking in priority to the liens created by this Agreement, (b) borrow money required for the seizure, retaking, repossession, holding, insuring, maintaining, protecting, preserving, preparing for disposition or disposition of the Collateral or for any other enforcement of this Agreement on the security of the Collateral in priority to the liens created by this Agreement, (c) file proofs of claim and other documents to establish the claims of the Pledgee in any proceeding relating to the Pledgor, (d) sell or otherwise dispose of all or any part of the Collateral at public auction, by public tender or by private sale or other disposition, either for cash or on credit, at such time and on such terms and conditions as the Pledgee may determine, and (e) complete blanks in any endorsement by the Pledgor of a certificated security in order to complete a disposition. If any disposition involves deferred payment, the Pledgee will not be accountable for and the Pledgor will not be entitled to be credited with the proceeds of disposition until payment is actually received in cash. On any disposition, the Pledgee shall have the right to acquire all or any part of the Collateral that is offered for disposition and the rights of the Pledgor in that Collateral shall be extinguished. The Pledgee may also accept the Collateral in satisfaction of the Obligations or may from time to time designate any part of the Obligations to be satisfied by the acceptance of particular Collateral that the Pledgee reasonably determines to have a net realizable value equal to the amount of the designated part of the Obligations, in which case only the designated part of the Obligations shall be satisfied by the acceptance of the particular Collateral.

5.8	Commercially Reasonable Actions and Omissions In exercising its rights and obligations under this Agreement, the Pledgee shall not be responsible or liable to the Pledgor or any other person for any loss or damage from the realization or disposal of any Collateral or the enforcement of this Agreement, or any failure to do so, provided that any act or omission on the Pledgee’s part or on the part of any of its directors, officers, employees, agents or advisors, as applicable, are commercially reasonable in the circumstances. For greater certainty, and notwithstanding the foregoing, the Pledgee may be responsible or liable for loss or damage arising from its wilful misconduct or gross negligence.

5.9	Costs of Realization All reasonable costs incurred in connection with realizing the security constituted by this Agreement or exercising any of the Pledgee's rights under this Agreement, including costs incurred in connection with repossessing, holding, insuring, repairing, processing, preparing for disposition, and disposing of any Collateral and legal fees on a full indemnity (sometimes called solicitor and own client) basis (in this Section, "realization costs") shall be payable by the Pledgor to the Pledgee immediately on demand. Realization costs shall bear interest from the date they are incurred until paid at the highest rate of interest applicable to the Obligations. Realization costs and interest shall be included in the Obligations under this Agreement.

5.10	Other Security; Application of Money The Pledgee may (a) refrain from enforcing any other security or rights held by or on behalf of the Pledgee in respect of the Obligations, or enforce any other security or rights in any manner and order as it sees fit, and (b) apply any money received from or in respect of the Collateral in any manner and order as it sees fit and change any application of money received in whole or in part from time to time, or refrain from applying any money and hold it in a suspense account.

5.11	Third Parties No person dealing with the Pledgee is required to determine (a) whether the liens created by this Agreement or the powers purporting to be exercised have become enforceable, (b) whether any Obligations remain owing, (c) the propriety of any aspect of the disposition of Collateral or (d) how any payment to the Pledgee has been or will be applied. Any person who acquires Collateral from the Pledgee in good faith shall acquire it free from any interest of the Pledgor.

5.12	Rights Cumulative No failure on the part of the Pledgee to exercise, nor any delay in exercising, any right or remedy under the Purchase Agreement or this Agreement shall operate as a waiver or impose any liability on the Pledgee, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights and remedies provided by applicable law. If the Pledgee has enforced any right or remedy under this Agreement and the enforcement proceeding has been discontinued, abandoned or determined adversely to the Pledgee for any reason, then the Pledgor and the Pledgee shall, without any further action, be restored to their previous positions to the maximum extent permitted by law and subject to any determination in the enforcement proceeding or express agreement between the Pledgor and the Pledgee, and thereafter all rights and remedies of the Pledgee shall continue as if no enforcement proceeding had been taken.

5.13	Pledgor Liable for Deficiency If the proceeds arising from the disposition of the Collateral fail to satisfy the Obligations, the Pledgor shall pay any deficiency to the Pledgee on demand. Neither the taking of any judicial or extra-judicial proceeding nor the exercise of any power of seizure or disposition or other remedy shall extinguish the liability of the Pledgor to pay and perform the Obligations, nor shall the acceptance of any payment or alternate security create any novation. No covenant, representation or warranty of the Pledgor in this Agreement shall merge in any judgment.

6.	NOTICES

6.1	Notices in Writing Any communication to be made under this Agreement shall be made in accordance with section 8.14 of the Purchase Agreement.

7.	ENTIRE AGREEMENT; SEVERABILITY

7.1	Entire Agreement This Agreement embodies all the agreements between the Pledgor and the Pledgee relating to the liens created in this Agreement and the related rights and remedies. No party shall be bound by any representation or promise made by any person relating to this Agreement that is not embodied in it. Any waiver of, or consent to departure from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Pledgee, and only in the specific instance and for the specific purpose for which it has been given.

7.2	Severability If, in any jurisdiction, any provision of this Agreement or its application to any circumstance is restricted, prohibited or unenforceable, that provision shall, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to other circumstances.

8.	DELIVERY OF AGREEMENT

8.1	Counterparts This Agreement may be executed in any number of counterparts and all counterparts taken together shall be deemed to constitute one agreement.

8.2	Delivery To evidence the fact that it has executed this Agreement, the Pledgor may send a signed copy of this Agreement or its signature to this Agreement by facsimile transmission or e-mail and the signature sent in that way shall be deemed to be its original signature for all purposes.

8.3	No Conditions Possession of this Agreement by the Pledgee shall be conclusive evidence against the Pledgor that the Agreement was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or subsequent has been complied with. This Agreement shall be operative and binding notwithstanding that it is not executed by any proposed signatory.

8.4	Receipt and Waiver The Pledgor acknowledges receipt of a copy of this Agreement. The Pledgor waives any notice of acceptance of this Agreement by the Pledgee. The Pledgor also waives the right to receive a copy of any financing statement or financing change statement that may be registered in connection with this Agreement or any verification statement issued with respect to a registration, if waiver is not otherwise prohibited by law. The Pledgor agrees that the Pledgee may from time to time provide information regarding this Agreement, the Collateral and the Obligations to persons that the Pledgee believes in good faith are entitled to the information under applicable law.

9.	GOVERNING LAW

9.1	Governing Law This Agreement and any dispute arising from or in relation to this Agreement shall be governed by, and interpreted and enforced in accordance with, the law of the province of Ontario and the laws of Canada applicable in that province, excluding the conflict of law rules of that province.

9.2	Pledgor's Exclusive Dispute Resolution Jurisdiction The Pledgor agrees that the courts of the province of Ontario have exclusive jurisdiction over any dispute arising from or in relation to this Agreement and the Pledgor irrevocably and unconditionally attorns to the exclusive jurisdiction of that province. The Pledgor agrees that the courts of that province are the most appropriate and convenient forum to settle disputes and agrees not to argue to the contrary.

9.3	Pledgee Entitled to Concurrent Jurisdiction Despite Section 9.2, the Pledgee is permitted to take proceedings in relation to any dispute arising from or in relation to this Agreement in any court of another province or another state with jurisdiction and to the extent allowed by law may take concurrent proceedings in any number of jurisdictions.

10.	SUCCESSORS AND ASSIGNS

10.1	Successors and Assigns The Pledgor may not assign or transfer all or any part of its liabilities under this Agreement. All rights of the Pledgee under this Agreement shall be assignable and the Pledgor shall not assert against any assignee any claim or defence that the Pledgor now has or may in the future have against the Pledgee. This Agreement shall enure to the benefit of the Pledgee and its successors and assigns and be binding on the Pledgor and its successors and any permitted assigns.

[signature page immediately follows]

IN WITNESS OF WHICH, the Pledgor and Pledgee have duly executed this Agreement.

EHAVE, INC.

By:
Name:
Title:

(I have authority to bind the corporation)

ZYUS LIFE SCIENCES INC.

By:
Name:
Title:

(I have authority to bind the corporation)

Pledge Agreement